UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934



       Date of Report (Date of earliest event reported) October 23, 2003

                          AMERICAN UNITED GLOBAL, INC.
             (Exact name of registrant as specified in its charter)




       Delaware                       000-19404                   95-4359228
(State or other jurisdiction     (Commission File Number)     (IRS Employer
 of incorporation)                                           Identification No.)



                              11108 NE 106TH PLACE
                           KIRKLAND, WASHINGTON 98033
                    (Address of principal executive offices)

                                 (425) 869-7410
              (Registrant's telephone number, including area code)

ITEM 5.


On October 23, 2003, American United Global, Inc. (the "Company"), Redwood Investments Associates, L.P. and Tracy Landow (collectively, the "Sellers") and Dr. Jonathan Landow ("Landow") executed a Standstill Agreement (the "Agreement"). The Agreement grants the Company an extension of time from October 17, 2003 to October 31, 2003 to raise sufficient capital to make certain payments due to the Sellers originally required to occur no later than October 17, 2003 as provided under the June 2003 Merger Agreements (the "Merger Agreements") by and amongst the Company, Lifetime Healthcare Services, Inc. and New York Medical, Inc. ("NYMI"). In addition, the Agreement requires the acceleration of a second payment obligation, originally required to be completed no later than March 17, 2004 under the Merger Agreements, to October 31, 2003. Both payment obligations aggregate approximately $6.5 Million.

As consideration for the extension of time to complete its payment obligations, the Company agreed to extend the maturity date of a $1,500,000 6% promissory note issued by NYMI to the Company, from January 3, 2004 to January 3, 2005.

The Company is currently in discussions with an unaffiliated investor for the purchase of approximately $7,000,000 of Company common stock. Although the Company is hopeful that this transaction will close by October 31, 2003, there can be no assurance that such transaction will be consummated on a timely basis, if at all.

To the extent that the financing transaction is not completed by October 31, 2003 and the required $6.5 million payments have not occurred, the Company will be in default under the Merger Agreements. In such event, unless a further extension is graanted to the Company, Landow will have the right to force the sale of NYMI subsidiary to a qualified buyer pursuant to the terms of the Merger Agreements. Such sale would have a material and adverse effect on the Company's results of operations, financial condition and future prospects.


ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS



  (c)   Exhibits.


    10.1    Standstill Agreement dated October 23, 2003

    SIGNATURES

          Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.








                                               AMERICAN UNITED GLOBAL, INC.



                                               By: /s/ David M. Barnes
                                               -----------------------
                                               David M. Barnes
                                               Chief Financial Officer



Dated: October 30, 2003